Exhibit 99.1

Enzo Biochem Completes Sale of Clinical Laboratory to Labcorp

Significant value unlocked for Enzo shareholders with continued focus on life sciences.

FARMINGDALE, NY, July 24, 2023 (GLOBE NEWSWIRE) -- Enzo Biochem, Inc. (NYSE:ENZ) today announced that it has closed a transaction to sell certain assets of Enzo’s Clinical laboratory division (Enzo Clinical Labs) to Laboratory Corporation of America Holdings (Labcorp) (NYSE:LH) pursuant to an Asset Purchase Agreement dated March 16, 2023, as amended July 3, 2023.

ASSET SALE

Enzo Biochem has completed the previously announced transaction to sell substantially all of the assets located in the New York metropolitan region used in the operation of Enzo Clinical Labs to Labcorp for an aggregate purchase price of $113,250,000 in cash, subject to customary closing adjustments.  In accordance with the sale, Enzo Biochem will cease its clinical laboratory operations.

“The closing of this asset sale demonstrates our commitment to enhancing shareholder value,” said Hamid Erfanian, CEO of Enzo Biochem.  “With the closing of this transaction, Enzo Biochem would like to express its profound gratitude to the generations of employees and physician partners who have dedicated themselves to providing the highest level of care and service to our patients.  We are confident that Labcorp will continue to enrich and enhance the level of care and service that our physicians and patients have come to expect.”

Jefferies LLC served as exclusive financial advisor and McDermott Will & Emery LLP served as legal advisor to Enzo. Evercore and Hogan Lovells served as advisors to Labcorp.

About Enzo Biochem

For more than 45 years, Enzo Biochem has been a leader in innovation and product development to support a diverse range of needs in biomedical research and healthcare.  With a comprehensive portfolio of thousands of high-quality products including antibodies, genomic probes, assays, biochemicals, and proteins, Enzo Biochem, Inc.’s Life Science division supports the work of academic research centers and industry partners who are shaping the future of healthcare around the world.  The company’s proprietary products and technologies play central roles in all areas of translational research and drug development, including cell biology, genomics, assays, immunohistochemistry and small molecule chemistry.  Enzo Biochem, Inc. has a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.   For more information, please visit Enzo.com or follow Enzo Biochem on Twitter and LinkedIn.

Forward-Looking Statements

Except for historical information, the matters discussed in this release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses which are dependent on a number of factors outside of the control of the Company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigation, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2022 and our Quarterly Report on Form 10-Q for the quarter ended April 30, 2023. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

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Enzo Biochem Contacts
For Enzo Biochem:	For Investors:
Patricia Eckert, Interim CFO 631-755-5500 peckert@enzo.com	Chris Calabrese LifeSci Advisors, LLC 917-680-5608 ccalabrese@lifesciadvisors.com